Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
VIRGIN TRAINS USA INC.

Pursuant to Section 102 of the
Delaware General Corporation Law

FIRST:  The name of the Corporation is Virgin Trains USA Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington DE 19808.  The name of its registered agent at that address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:            (a)  Authorized Capital Stock.  The total number of shares of stock which the Corporation shall have authority to issue is two billion, three hundred million (2,300,000,000) shares of capital stock, consisting of (i) two billion (2,000,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) three hundred million (300,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

(b)          Common Stock.  The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(1)          Except as otherwise expressly provided herein or required by law or the terms of any class or series of Preferred Stock issued in accordance with Part (c) of this Article FOURTH, each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by such holder of record; provided, however, that, except as otherwise required by law, holders of record of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any resolutions relating to any series of Preferred Stock adopted by the board of directors of the Corporation (the “Board of Directors”) in accordance with this Article FOURTH) or pursuant to the DGCL.

(2)          Subject to applicable law and the preferential rights as to dividends of the holders of all classes or series of Preferred Stock at the time outstanding, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(3)          Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation. The term “Liquidation Event” shall not be deemed to be occasioned by or to include any voluntary consolidation or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease or conveyance of all or a part of the Corporation’s assets.

(4)          No holder of shares of Common Stock shall have cumulative voting rights.

(5)          No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(c)           Preferred Stock.

(1)          The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(2)          The number of authorized shares of Preferred Stock and Common Stock may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

(d)          Power to Sell and Purchase Shares.  Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.  Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(a)          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)          The Board of Directors shall consist of not less than three nor more than fifteen members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

(c)          The directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the total number of directors that the Corporation would have if there were no director vacancies (the “entire Board of Directors”).  The term of the initial Class I directors assigned at the time of the filing of this Certificate of Incorporation shall terminate on the date of the annual meeting of stockholders held in 2020; the term of the initial Class II directors assigned at the time of the filing of this Certificate of Incorporation shall terminate on the date of the annual meeting of stockholders held in 2021; and the term of the initial Class III directors assigned at the time of the filing of this Certificate of Incorporation shall terminate on the date of the annual meeting of stockholders held in 2022, or, in each case, upon such director’s earlier death, resignation or removal.  At each succeeding annual meeting of stockholders beginning with the annual meeting of stockholders held in 2020, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term and until their successors are duly elected and qualified.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other directors of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(d)          Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors (the “Voting Shares”), provided, however, that for so long as the Fortress Stockholders (as defined in Part (a) of Article ELEVENTH), collectively, beneficially own (as defined in Part (a) of Article ELEVENTH) at least fifty percent (50%) of the then issued and outstanding Voting Shares, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding Voting Shares.  The vacancy or vacancies in the Board of Directors caused by any such removal shall be filled as provided in Part (f) of this Article FIFTH.

(e)          A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(f)          Subject to the terms of any one or more classes or series of Preferred Stock, (i) any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and (ii) any other vacancy occurring on the Board of Directors, other than for a vacancy resulting from the removal of a director as provided in Part (d) of this Article FIFTH which may be filled in the first instance by the stockholders, may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director.  Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any resolutions relating to any series of Preferred Stock adopted by the Board of Directors in accordance with Article FOURTH) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

(g)          In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any bylaws of the Corporation adopted by the stockholders or the Board of Directors, as the case may be, as amended and/or restated from time to time (the “Bylaws”); provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

(h)          Unless otherwise required by law, special meetings of stockholders, for any purpose or purposes, may be called at any time by either (i) the Chairman of the Board of Directors, if there be one, or (ii) the Chief Executive Officer, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors, (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers include the authority to call such meetings or (iii) at any time the Fortress Stockholders, collectively, beneficially own at least twenty percent (20%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote, any Fortress Stockholder. Such request shall state the purpose or purposes of the proposed meeting.  If at any time the Fortress Stockholders do not, collectively, beneficially own at least twenty percent (20%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote, then the ability of the stockholders to call or cause a special meeting of stockholders to be called is hereby specifically denied.

SIXTH:  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.  Any amendment, repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to acts or omissions occurring prior to such amendment, repeal or modification.

SEVENTH:  The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article SEVENTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH:  At any time the Fortress Stockholders, collectively, beneficially own at least twenty percent (20%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by stockholders holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote with respect to the subject matter thereof were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded, or by certified or registered mail, return receipt requested.

NINTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

TENTH:  (a) Subject to Part (b) of this Article TENTH, the Bylaws may be altered, amended or repealed, in whole or in part, either (i) without the approval of the Board of Directors, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote thereon; provided, however, that at any time the Fortress Stockholders, collectively, beneficially own at least twenty percent (20)% of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote, the Bylaws also may be altered, amended or repealed, in whole or in part, by the affirmative vote of the holders of at least a majority of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote thereon or (ii) by the affirmative vote of a majority of the entire Board of Directors.

(b) Notwithstanding Part (a) of this Article TENTH, or any other provision of the Bylaws (and in addition to any other vote that may be required by law), (i) any amendment, alteration or repeal, in whole or in part, of Section 2.3 (Special Meetings), Section 2.11 (Consent of Stockholders in Lieu of Meeting), Section 3.1 (Number and Election of Directors), Section 3.2 (Vacancies), Section 3.3 (Duties and Powers), Section 3.6 (Resignations and Removals of Directors), Article IX (Amendments) and Article XI (Definitions) of the Bylaws (collectively, the “Specified Bylaws”) as in effect immediately following the initial public offering of Common Stock (which, for the avoidance of doubt, would include the adoption of any provision as part of the Bylaws that is inconsistent with the purpose and intent of the Specified Bylaws), shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote thereon, and (ii) the ability of the Board of Directors to amend, alter or repeal the Specified Bylaws is specifically denied; provided, however, that at any time that the Fortress Stockholders, collectively, beneficially own at least twenty percent (20%) of the voting power of the issued and outstanding shares of capital stock entitled to vote thereon, the Specified Bylaws may be amended, altered or repealed, in whole or in part, by the affirmative vote of a majority of the entire Board of Directors (and, for the avoidance of doubt, without approval of the stockholders).

ELEVENTH:        (a)  Definitions.  For purposes of this Certificate of Incorporation, the following definitions shall apply:

“Affiliate” means, with respect to a given person, any other person that, directly or indirectly, controls, is controlled by or is under common control with, such person; provided, however, that for purposes of this definition and this Article ELEVENTH, none of (i) the Virgin Trains USA Entities and any entities (including corporations, partnerships, limited liability companies or other persons) in which such Virgin Trains USA Entities hold, directly or indirectly, an ownership interest, on the one hand, or (ii) the Fortress Stockholders and their Affiliates (excluding any Virgin Trains USA Entities or other entities described in clause (i)), on the other hand, shall be deemed to be “Affiliates” of one another for any purpose of this Article ELEVENTH. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any person, means the possession, directly or indirectly, of beneficial ownership of, or the power to vote, ten percent (10%) or more of the securities having voting power for the election of directors (or other persons acting in similar capacities) of such person or the power otherwise to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“beneficially own” and “beneficial ownership” and similar terms used herein shall be determined in accordance with Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934.

“Virgin Trains USA Entities” means the Corporation and its Subsidiaries, and “Virgin Trains USA Entity” includes any of the Virgin Trains USA Entities.

“Virgin Trains USA Stockholder” means AAF Holdings LLC, a Delaware limited liability company, and its Subsidiaries (other than Subsidiaries that constitute Virgin Trains USA Entities) and successors.

“corporate opportunity” shall include, but not be limited to, business opportunities which the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of the Fortress Stockholders or any of their Affiliates or their officers or directors could be brought into conflict with that of any of the Virgin Trains USA Entities or their Affiliates.

“Fortress Affiliate Stockholders” means (i) any director of the Corporation who may be deemed an Affiliate of Fortress Investment Group LLC (“FIG”), (ii) any director or officer of FIG or its Affiliates, (iii) any investment funds (including any managed accounts) or entities managed directly or indirectly by FIG or its Affiliates or (iv) any other entity whose day-to-day business and operations are, at the time of any direct or indirect acquisition of any securities of the Corporation, managed or supervised by one or more of the Principals or individuals under such Principal’s supervision, or any Affiliates of such entity.

“Fortress Stockholders” means (i) the Virgin Trains USA Stockholder, (ii) each Fortress Affiliate Stockholder and each entity formed by a Fortress Affiliate Stockholder to hold any interests in the Virgin Trains USA Stockholder or the Corporation and (iii) each Permitted Transferee who becomes a party to or bound by the provisions of the Stockholders Agreement, in accordance with the terms thereof, or Permitted Transferee thereof who is entitled to enforce the provisions of the Stockholders Agreement in accordance with the terms thereof.

“Governmental Entity” means any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority, commission or agency or any non-governmental, self-regulatory authority, commission or agency.

“Judgment” means any order, writ, injunction, award, judgment, ruling or decree of any Governmental Entity.

“Law” means any statute, law, code, ordinance, rule or regulation of any Governmental Entity.

“Lien” means any pledge, claim, equity, option, lien, charge, mortgage, easement, right-of-way, call right, right of first refusal, “tag”- or “drag”- along right, encumbrance, security interest or other similar restriction of any kind or nature whatsoever.

(a)          “Permitted Transferee” means, with respect to each Fortress Stockholder, (i) any other Fortress Stockholder, (ii) such Fortress Stockholder’s Affiliates, (iii) in the case of any Fortress Stockholder, (A) any member or general or limited partner of such Fortress Stockholder (including, without limitation, any member of the Virgin Trains USA Stockholder), (B) any corporation, partnership, limited liability company or other entity that is an Affiliate of such Fortress Stockholder or any member, general or limited partner of such Fortress Stockholder (collectively, “Fortress Stockholder Affiliates”), (C) any investment funds advised or managed directly or indirectly by such Fortress Stockholder or any Fortress Stockholder Affiliate (a “Fortress Stockholder Fund”), (D) any general or limited partner of any Fortress Stockholder Fund, (E) any managing director, general partner, director, limited partner, officer or employee of any Fortress Stockholder Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (E) (collectively, “Fortress Stockholder Associates”) or (F) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, consist solely of any one or more of such Fortress Stockholder, any general or limited partner of such Fortress Stockholder, any Fortress Stockholder Affiliates, any Fortress Stockholder Fund, any Fortress Stockholder Associates, their spouses or their lineal descendants and (iv) any other person that acquires shares of the Corporation’s common stock from such Fortress Stockholder other than pursuant to a Public Offering that agrees to become party to the Stockholders Agreement.

“Principals” means Peter L. Briger, Wesley R. Edens and Randal A. Nardone.

“Public Offering” means an offering of common stock of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, including an offering in which Fortress Stockholders are entitled to sell the Corporation’s common stock pursuant to the terms of the Stockholders Agreement.

“Restriction” with respect to any capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, means any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other contract, any Law, license, permit or Judgment that, conditionally or unconditionally, (i) grants to any person the right to purchase or otherwise acquire, or obligates any person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any person acquiring, (A) any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, (B) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any of such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or (C) any interest in such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions, (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security or any such proceeds or distributions or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock, partnership interest, membership interest in a limited liability company or other equity interest or security, proceeds or distributions.

“Stockholders Agreement” means the stockholders agreement, dated as of               , 2019, between the Corporation and the Virgin Trains USA Stockholder, as may be amended from time to time.

“Subsidiary” with respect to any person means: (i) a corporation, a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such person, by a Subsidiary of such person, or by such person and one or more Subsidiaries of such person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar Restriction, (ii) a partnership or limited liability company in which such person or a Subsidiary of such person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other person (other than a corporation) in which such person, a Subsidiary of such person or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.

(b)          Fortress Stockholders, etc.  In anticipation and in recognition that:

(1)          the Virgin Trains USA Stockholder or its Permitted Transferees or their Affiliates will be significant stockholders of the Corporation;

(2)          directors, officers and/or employees of the Fortress Stockholders and their Affiliates may serve as directors, officers and/or employees of the Virgin Trains USA Entities and their Affiliates;

(3)          the Virgin Trains USA Entities and their Affiliates, on the one hand, and the Fortress Stockholders and their Affiliates, on the other hand, may engage in the same, similar or related lines of business and may have an interest in the same, similar or related areas of corporate opportunities;

(4)          the Virgin Trains USA Entities and their Affiliates, on the one hand, and the Fortress Stockholders and their Affiliates, on the other hand, may enter into, engage in, perform and consummate contracts, agreements, arrangements, transactions and other business relations; and

(5)          the Virgin Trains USA Entities and their Affiliates will derive benefits therefrom and through their continued contractual, corporate and business relations with the Fortress Stockholders and their Affiliates, the provisions of this Article ELEVENTH are set forth to regulate, define and guide, to the fullest extent permitted by Law, the conduct of certain affairs of the Virgin Trains USA Entities and their Affiliates as they may involve the Fortress Stockholders and their Affiliates and their officers and directors, and the powers, rights, duties and liabilities of the Virgin Trains USA Entities and the Fortress Stockholders and their respective Affiliates and their officers, directors and stockholders in connection therewith.

(c)          Related Business Activities, etc.  Except as the Fortress Stockholders and their Affiliates, on the one hand, and the Virgin Trains USA Entities or their Affiliates, on the other hand, may otherwise agree in writing, the Fortress Stockholders and their Affiliates shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the Virgin Trains USA Entities or their Affiliates, (ii) do business with any client, customer, vendor or lessor of any of the Virgin Trains USA Entities or their Affiliates or (iii) employ or otherwise engage any officer, director or employee of the Virgin Trains USA Entities or their Affiliates, and, to the fullest extent permitted by Law, the Fortress Stockholders and their Affiliates and officers, directors and employees thereof (subject to Part (e) of this Article ELEVENTH) shall not have or be under any fiduciary duty, duty of loyalty nor duty to act in good faith or in the best interests of the Corporation or its stockholders and shall not be liable to the Corporation or its stockholders for any breach or alleged breach thereof or for any derivation of any personal economic gain by reason of any such activities of the Fortress Stockholders or any of their Affiliates or of any of their officer’s, director’s or employee’s participation therein.

(d)          Corporate Opportunity, etc.  Except as the Fortress Stockholders and their Affiliates, on the one hand, and the Virgin Trains USA Entities or their Affiliates, on the other hand, may otherwise agree in writing, if the Fortress Stockholders or any of their Affiliates, or any officer, director or employee thereof (subject to the provisions of Part (e) of this Article ELEVENTH), acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Fortress Stockholders or any of their Affiliates, none of the Virgin Trains USA Entities or their Affiliates or any stockholder thereof shall have an interest in, or expectation that, such corporate opportunity be offered to it or that it be offered an opportunity to participate therein, and any such interest, expectation, offer or opportunity to participate, and any other interest or expectation otherwise due to the Corporation or any other Virgin Trains USA Entity with respect to such corporate opportunity, is hereby renounced by the Corporation on its behalf and on behalf of the other Virgin Trains USA Entities and their respective Affiliates and stockholders in accordance with Section 122(17) of the DGCL. Accordingly, subject to Part (e) of this Article ELEVENTH and except as the Fortress Stockholders or their Affiliates may otherwise agree in writing, (i) none of the Fortress Stockholders or their Affiliates or any officer, director or employee thereof will be under any obligation to present, communicate or offer any such corporate opportunity to the Virgin Trains USA Entities or their Affiliates and (ii) the Fortress Stockholders and any of their Affiliates shall have the right to hold any such corporate opportunity for their own account, or to direct, recommend, sell, assign or otherwise transfer such corporate opportunity to any person or persons other than the Virgin Trains USA Entities and their Affiliates, and, to the fullest extent permitted by Law, the Fortress Stockholders and their respective Affiliates and officers, directors and employees thereof (subject to Part (e) of this Article ELEVENTH) shall not have or be under any fiduciary duty, duty of loyalty or duty to act in good faith or in the best interests of the Corporation, the other Virgin Trains USA Entities and their respective Affiliates and stockholders and shall not be liable to the Corporation, the other Virgin Trains USA Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof or for any derivation of personal economic gain by reason of the fact that the Fortress Stockholders or any of their Affiliates or any of their officers, directors or employees pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another person, or the Fortress Stockholders or any of their Affiliates or any of their officers, directors or employees does not present, offer or communicate information regarding the corporate opportunity to the Virgin Trains USA Entities or their Affiliates.

(e)          Directors, Officers and Employees.  Except as the Fortress Stockholders and their Affiliates, on the one hand, and the Virgin Trains USA Entities or their Affiliates, on the other hand, may otherwise agree in writing, in the event that a director, officer or employee of any of the Virgin Trains USA Entities or their Affiliates who is also a director, officer or employee of any of the Fortress Stockholders or their Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity or is offered a corporate opportunity, if (i) such person acts in good faith and (ii) such knowledge of such potential transaction or matter was not obtained solely in connection with, or such corporate opportunity was not offered to such person solely in, such person’s capacity as director or officer of any of the Virgin Trains USA Entities or their Affiliates, then (A) such director, officer or employee, to the fullest extent permitted by Law, (1) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation, the other Virgin Trains USA Entities and their respective Affiliates and stockholders with respect to such corporate opportunity, (2) shall not have or be under any fiduciary duty to the Corporation, the other Virgin Trains USA Entities and their respective Affiliates and stockholders and shall not be liable to the Corporation, the other Virgin Trains USA Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof by reason of the fact that any of the Fortress Stockholders or their Affiliates pursues or acquires the corporate opportunity for itself, or directs, recommends, sells, assigns or otherwise transfers the corporate opportunity to another person, or any of the Fortress Stockholders or their Affiliates or such director, officer or employee does not present, offer or communicate information regarding the corporate opportunity to the Virgin Trains USA Entities or their Affiliates, (3) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in, and not opposed to, the best interests of the Corporation and its stockholders for the purposes of Article SIXTH and the other provisions of this Certificate of Incorporation and (4) shall not have any duty of loyalty to the Corporation, the other Virgin Trains USA Entities and their respective Affiliates and stockholders or any duty not to derive any personal benefit therefrom and shall not be liable to the Corporation, the other Virgin Trains USA Entities or their respective Affiliates and stockholders for any breach or alleged breach thereof for purposes of Article SIXTH and the other provisions of this Certificate of Incorporation as a result thereof and (B) such potential transaction or matter that may be a corporate opportunity, or the corporate opportunity, shall belong to the applicable Fortress Stockholders or respective Affiliates thereof (and not to any of the Virgin Trains USA Entities or Affiliates thereof).

(f)          Agreements with Fortress Stockholders.  The Virgin Trains USA Entities and their Affiliates may from time to time enter into and perform one or more agreements (or modifications or supplements to pre-existing agreements) with the Fortress Stockholders and their respective Affiliates pursuant to which the Virgin Trains USA Entities and their Affiliates, on the one hand, and the Fortress Stockholders and their respective Affiliates, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers and employees (including any who are directors, officers or employees of both) to allocate corporate opportunities between or to refer corporate opportunities to each other. Subject to Part (e) of this Article ELEVENTH, except as otherwise required by Law, and except as the Fortress Stockholders and their Affiliates, on the one hand, and the Virgin Trains USA Entities or their Affiliates, on the other hand, may otherwise agree in writing, no such agreement, or the performance thereof by the Virgin Trains USA Entities and their Affiliates, or the Fortress Stockholders or their Affiliates, shall be considered contrary to or inconsistent with any fiduciary duty to the Corporation, any other Virgin Trains USA Entity or their respective Affiliates and stockholders of any director or officer of the Corporation, any other Virgin Trains USA Entity or any Affiliate thereof who is also a director, officer or employee of any of the Fortress Stockholders or their Affiliates or to any stockholder thereof. Subject to Part (e) of this Article ELEVENTH, to the fullest extent permitted by Law, and except as the Fortress Stockholders or their Affiliates, on the one hand, and the Virgin Trains USA Entities or their Affiliates, on the other hand, may otherwise agree in writing, none of the Fortress Stockholders or their Affiliates shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to in this Part (f) of Article ELEVENTH and no director, officer or employee of the Corporation, any other Virgin Trains USA Entity or any Affiliate thereof who is also a director, officer or employee of the Fortress Stockholders or their Affiliates shall have or be under any fiduciary duty to the Corporation, the other Virgin Trains USA Entities and their respective Affiliates and stockholders to refrain from acting on behalf of the Fortress Stockholders or their Affiliates in respect of any such agreement or transaction or performing any such agreement in accordance with its terms. Any Director of the Corporation who is also a director of a Fortress Stockholder or Affiliate thereof may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the agreement or transaction.

(g)          Ambiguity.  Nothing contained in this Article ELEVENTH amends or modifies, or will amend or modify, in any respect, any written contractual arrangement between the Fortress Stockholders or any of their Affiliates, on the one hand and the Virgin Trains USA Entities or any of their Affiliates, on the other hand.

(h)          Application of Provision, etc.  This Article ELEVENTH shall apply as set forth above except as otherwise provided by Law. It is the intention of this Article ELEVENTH to take full advantage of statutory amendments, the effect of which may be to specifically authorize or approve provisions such as this Article ELEVENTH. No alteration, amendment, termination, expiration or repeal of this Article ELEVENTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article ELEVENTH shall eliminate, reduce, apply to or have any effect on the protections afforded hereby to any director, officer, employee or stockholder of the Virgin Trains USA Entities or their Affiliates for or with respect to any investments, activities or opportunities of which such director, officer, employee or stockholder becomes aware prior to such alteration, amendment, termination, expiration, repeal or adoption, or any matters occurring, or any cause of action, suit or claim that, but for this Article ELEVENTH, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

(i)           Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article ELEVENTH.

(j)           Chairman or Chairman of a Committee. For purposes of this Article ELEVENTH, a director who is chairman of the Board of Directors or chairman of a committee of the Board of Directors is not deemed an officer of the Corporation by reason of holding that position unless that person is a full-time employee of the Corporation.

(k)          Severability. If this Article ELEVENTH or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, this Article ELEVENTH shall be deemed to be modified to the minimum extent necessary to avoid a violation of law and, as so modified, this Article ELEVENTH and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by law.

(l)           Neither the alteration, amendment or repeal of this Article ELEVENTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article ELEVENTH shall eliminate or reduce the effect of this Article ELEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article ELEVENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption. Following the expiration of this Article ELEVENTH, any contract, agreement, arrangement or transaction involving a corporate opportunity shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper benefit or personal economic gain, but shall be governed by the other provisions of this Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.

TWELFTH:          (a) The Corporation expressly elects not to be governed by Section 203 of DGCL.

(b)          Notwithstanding Part (a) of this Article TWELFTH, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(1)          Prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

(2)          Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)          At or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(c)            For purposes of this Article TWELFTH, references to:

(1)          “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)          “associate,” when used to indicate a relationship with any person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)          “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)           Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the interested stockholder, or (B) any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Part (b) of this Article TWELFTH is not applicable to the surviving entity;

(ii)          Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)         Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority−owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)−(E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

(iv)         Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)          Any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)−(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)          “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)          “Fortress Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Fortress or any of its affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d−5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(6)          “Fortress Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Fortress Direct Transferee or any other Fortress Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(7)          “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that “interested stockholder” shall not include (A) any Fortress Stockholder, any Fortress Direct Transferee, any Fortress Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d−5 of the Exchange Act, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that, solely with respect to clause (B) and not with respect to clause (A), such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(8)          “person” means any individual, corporation, partnership, unincorporated association or other entity.

(9)          “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(10)        “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

(11)          “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)           Beneficially owns such stock, directly or indirectly; or

(ii)          Has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)         Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

THIRTEENTH:  The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed in this Certificate of Incorporation, the Bylaws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend, alter or repeal, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, EIGHTH, TENTH or ELEVENTH of this Certificate of Incorporation or this Article THIRTEENTH.

FOURTEENTH:  Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL or this Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.  Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article FOURTEENTH.  The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article FOURTEENTH with respect to any current or future actions or claims.

FIFTEENTH:  The Corporation is to have perpetual existence.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed on its behalf this          day of               , 2019.

Virgin Trains USA INC.

By:
Name: Title: